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Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: lstamper@humana.com

Mark Taylor Humana Corporate Communications (317) 753-0345 e-mail: mtaylor108@humana.com

Humana Announces Insurance Leadership Transition
George Renaudin to Retire as Insurance Segment President by Q3 2026
Aaron Martin to Join as President of Medicare Advantage and Insurance Segment President Successor John Barger to Succeed Martin as President of Medicare Advantage

LOUISVILLE, Ky. — December 16, 2025 — Humana Inc. (NYSE: HUM) today announced that George Renaudin, Insurance Segment President and member of Humana’s Enterprise Leadership Team, will retire by Q3 2026 following a successful 29-year career at the company. During this period, Renaudin played a pivotal role in establishing and growing Humana’s Medicare Advantage and Medicaid programs, helping to build them into high-performing businesses and assembling a strong insurance leadership team.

“George has contributed greatly to Humana’s success, driving the growth of these programs, and shaping our value-based care strategy,” said Humana President and CEO Jim Rechtin. “He has been instrumental in positioning us for long-term success, with sustained membership growth and consistent high-quality care. We are grateful for his commitment to a smooth transition that ensures continuity for our people, partners and upcoming priorities, including next year’s annual bid process.”

“I am deeply proud of the work we’ve done in my nearly three decades at Humana, and after much thought and planning, I am confident that this is the right time for me to announce my retirement,” said Renaudin. “We have built a strong team across our Medicare Advantage, Medicaid, and Specialty businesses, making them well positioned to deliver on our strategy while driving value for years to come.”

Humana also announced that Aaron Martin will join the company in January 2026 as President of Medicare Advantage and a member of the Enterprise Leadership Team. The newly created role will report jointly to Renaudin and Rechtin and consolidate Humana’s Medicare Advantage operations under a single leader to drive operational excellence across the businesses. Following Renaudin’s retirement, Martin will assume the role of Insurance Segment President and John Barger will be promoted to the role of President of Medicare Advantage, reporting directly to Martin. Barger is currently President of Humana's Medicaid and Dual Eligible programs and has more than 25 years of experience serving in critical roles at the company, including more than a decade supporting the Medicare Advantage business. After retiring, Renaudin will serve as a strategic advisor to the company through at least the end of 2026 to ensure a thoughtful transition.

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“We are incredibly excited to welcome Aaron to Humana. His experience in applying technology and a consumer-centric approach within the healthcare ecosystem will strengthen our ability to serve members and deliver better outcomes,” said Rechtin. “Aaron’s proven ability to lead healthcare organizations through periods of transformation will position him to provide immediate and impactful oversight of our talented and experienced insurance team. At the same time, we are also pleased that a seasoned and disciplined Humana leader such as John will ultimately be leading our Medicare Advantage business. We are confident that with these appointments, our insurance team will continue to advance our efforts to become a worldclass, consumer healthcare company and position Humana for continued shareholder value creation.”

Martin was Vice President of Healthcare at Amazon, where he oversaw strategic partnerships, marketing and the company’s telehealth and chronic conditions programs. There, he focused on making healthcare more convenient, engaging and valuable to customers. Prior to Amazon, he was Executive Vice President and Chief Digital Officer for Providence, a comprehensive not-for-profit health system serving 8 states, and Managing General Partner for Providence Ventures. Martin joined Providence after a previous career with Amazon. He holds Bachelor of Arts degrees from Austin College and earned an MBA from Wharton at the University of Pennsylvania.

About Humana
Humana is a leading U.S. healthcare company. Through our Humana insurance services, and our CenterWell health care services, we make it easier for the millions of people we serve to achieve their best health – delivering the care and service they need, when they need it. These efforts are leading to a better quality of life for people with Medicare, Medicaid, families, individuals, military service personnel, and communities at large. Learn more about what we offer at Humana.com and at CenterWell.com.

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